Exhibit 99.1
FOR IMMEDIATE RELEASE
PAYCHEX ELECTS NEW BOARD MEMBER
Pamela A. Joseph, chairman and CEO of NOVA Information Systems, is 20-year veteran of financial services industry
Rochester, NY (November 23, 2005) — Paychex, Inc. today announced that the Paychex Board of Directors has elected Pamela A. Joseph as a board member.
Ms. Joseph is chairman of U.S. Bancorp Payment Services and chief executive officer of Atlanta-based NOVA Information Systems, Inc., a wholly owned subsidiary of U.S. Bancorp that manages and facilitates payment processing on behalf of retailers, financial institutions, associations, government agencies, and merchant services providers. Joseph also oversees U.S. Bank’s Retail Payment Systems and Transaction Services divisions. Services provided include ATM processing, consumer and small business credit card issuing, affinity cards, co-brand cards, debit and prepaid products. Ms. Joseph is a vice chairman of U.S. Bancorp and a member of its 13-member managing committee.
“Pamela is a very talented and successful professional who will bring unique and valuable contributions to the Paychex Board of Directors,” said Jonathan J. Judge, Paychex president and CEO. “She has tremendous experience in the small and medium-sized business space, and, as a 20-year veteran of the financial services industry, Pamela understands the large volume transaction business.
“She will be a great asset to Paychex, and we are thrilled to welcome her to the Paychex Board of Directors,” Judge added.
Ms. Joseph joined NOVA in 1994 as vice president of marketing. She held various senior management positions during her tenure before assuming her current role as chairman and CEO in November 2004. NOVA processes approximately $125 billion annually in payment services transactions, generating more than $1 billion in annualized revenues.
Before joining NOVA, Ms. Joseph was director of new market development for VISA International. Prior to her tenure with VISA, Ms. Joseph served more than eight years in the banking industry with Wells Fargo Bank, where she held various senior sales and marketing positions.
Ms. Joseph holds a bachelor’s degree in business administration from the University of Illinois at Urbana-Champaign.
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Exhibit 99.1
Paychex Elects New Board Member

November 23, 2005
About Paychex
Paychex, Inc. (NASDAQ:PAYX) is a leading provider of payroll, human resource, and benefits outsourcing solutions for small- to medium-sized businesses. The company offers comprehensive payroll services, including payroll processing, payroll tax administration, time and attendance solutions, and employee pay services, including direct deposit, check signing, and Readychex®. Human Resource Services include 401(k) plan recordkeeping, workers’ compensation administration, section 125 plans, a professional employer organization, and other administrative services for business. Paychex was founded in 1971. With headquarters in Rochester, New York, the company has more than 100 offices and serves approximately 522,000 payroll clients nationwide. For more information about Paychex and our products, visit www.paychex.com.
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For more information, contact:

Investor Relations:
John Morphy, CFO, or Terri Allen	(585) 383-3406

Media Relations:
Laura Saxby Lynch	(585) 383-3074 or
Corporate Communications Manager	lsaxbylynch@paychex.com